Dectron
internationale

Dectron Internationale appoints new CFO / COO

Montreal, Quebec ― Thursday, June 1, 2006- Ness Lakdawala, President, Chief Executive Officer and Chairman of Dectron Internationale Inc. (NASDAQ: DECT / TSX: DTL) announced today the appointment of Glenn La Rusic as Chief Financial Officer. The Company also announced the appointment of Mauro Parissi, who had been CFO since its inception, as Chief Operating Officer.

Mr. La Rusic has more than 12 years experience in finance and banking. He has served as Chief Financial Officer of Huntingdon Mills Inc. and prior to that as Director of Finance for the Hockey Company. A Chartered Accountant by profession, he has a graduate diploma from McGill University and a BBA from Simon Fraser University. "As CFO, Glenn brings a strong background in systems and control and will greatly assist the company in its corporate finance, investor relations, and financial reporting and management activities" said Mr. Lakdawala.

Mr. Parissi, who has been with Dectron since 1996, has served as Chief Financial Officer and a member of the Board of Directors since 1998, now moves to the newly created position of Chief Operating Officer. He is a chartered accountant and has a graduate diploma from McGill University. Mr. Lakdawala said "having Mauro as our COO will greatly assist us in achieving the many exciting initiatives the company is undertaking. He has a profound knowledge of both the company's operations and the markets in which we compete."

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Dectron to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in Dectron's SEC filings. Dectron undertakes no duty to update its forward-looking statements.

About Dectron Internationale Inc.

Dectron Internationale is a global provider of highly-engineered IAQ (Indoor Air Quality) and HVAC (Heating, Ventilation & Air Conditioning) products and services to the building systems, food processing, medical, petrochemical, and various industrial, institutional, government and commercial markets.

For further information, please contact:

Dectron Internationale Inc. Phone : (514) 334-9609 investor@dectron.com www.dectron.com	Renmark Financial Communications Phone: (514) 939-3989 Fax: (514) 939-3717 www.renmarkfinancial.com

Investors:

Tina Cameron: tcameron@renmarkfinancial.com
Henri Perron: hperron@renmarkfinancial.com

Media:
Lynda Martineau: lmartineau@renmarkfinancial.com